Exhibit 99.1

      Harrington West Financial Group, Inc. Announces Retirement
                     of Dr. Stanley Kon, Director

    SOLVANG, Calif.--(BUSINESS WIRE)--Jan. 23, 2007--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB and its division Harrington Bank, announced today that Dr. Stanley Kon had notified the Harrington West Financial Group, Inc. (HWFG) Board of Directors of his desire to retire from both the Los Padres Bank and HWFG Boards of Directors, effective January 31, 2007. Dr. Kon has served on these Boards since the acquisition of Los Padres Bank by HWFG in April 1996. Dr. Kon indicated that the demands for his time as a senior officer and coordinator of new initiatives for Smith Breeden Associates, Inc, a leading institutional fixed income management firm and advisor to Los Padres Bank, may severely limit his availability for HWFG matters in the future.

    In commenting on Dr. Kon's retirement, Craig J. Cerny, Chairman and CEO of HWFG, stated, "Stan provided us sage advice and oversight over the last 11 years and has been instrumental in the formation and development of Los Padres Bank from a small community bank in the Santa Ynez Valley of California to now a $1.1 billion multi-state, diversified banking company. Stan also provided considerable expertise, assistance, and counsel as we created and developed Harrington Wealth Management Company, Los Padres Bank's wholly-owned trust and investment management company. Stan will be dearly missed as an excellent Board member but we look forward to his support in the future as a HWFG shareholder. We wish him well in his new endeavors with Smith Breeden."

    Dr. Stanley Kon is an Executive Vice President and co-head of the Investment Management Group of Smith Breeden. Dr. Kon also serves as Smith Breeden's Director of Research. Prior to joining Smith Breeden in 1997, Dr. Kon was a Professor of Finance at the University of Michigan since 1982.

    Harrington West Financial Group, Inc. is a $1.1 billion financial institution holding company for Los Padres Bank and its division Harrington Bank. It operates sixteen full service banking operations on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. It also owns Harrington Wealth Management Company, a trust and investment management company with $175 million in assets under management or custody.

    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 480-596-6555
             or
             For share transfer information contact:
             Lisa F. Watkins, 805-688-6644